Exhibit 99.1

BakBone Corporate Contact

Karen Fisher

858-795-7525

karen.fisher@bakbone.com

BakBone Media Contact

Dani Kenison

858-795-7584

dani.kenison@bakbone.com

AN OPEN LETTER TO THE SHAREHOLDERS, CUSTOMERS AND

STRATEGIC PARTNERS OF BAKBONE SOFTWARE

SAN DIEGO, CALIFORNIA — May 5, 2006

BAKBONE SOFTWARE (PK:BKBO) publishes an open letter to shareholders, customers and strategic partners from president and CEO, Jim Johnson.

Dear Fellow Stakeholders:

During the past several months we had hoped to be in a position to announce our audit completion date. Unfortunately, and to the disappointment of all stakeholders, we have been unsuccessful in these efforts and are not yet in a position to file our financial statements. We continue to work diligently to complete and file our delayed financial statements, however, an exact date for the completion is still not known.

Our inability to file our financial statements has resulted in our shares being de-listed from the Toronto Stock Exchange (TSX). As announced by the TSX, effective June 2, 2006 at the close of business, the securities of BakBone Software will be officially de-listed from the TSX. However, once all financial statements have been brought current, it is our intention to reapply for a listing on the TSX and to resume trading in Canada. Once we have applied for re-listing, we have been advised the process will take approximately six to twelve weeks.

This action by the TSX does not affect the current trading of the Company’s securities on the Pink Sheets in the US. In addition, we have posted a shareholder Q&A to the Company’s web site home page in response to potential shareholder questions. Also, the Q&A can be accessed at http://www.bakbone.com/investors/shareholdersqa.pdf.

In reviewing fiscal year 2006, many of the metrics we have been carefully tracking continue to show positive trends. The fundamentals of the business remain strong and we are seeing the organization grow in a positive direction.

To demonstrate this growth from a financial perspective, for the fiscal year ended March 31, 2006, total worldwide bookings* were $45.2 million from the sale of software license and maintenance contracts representing a 20.5 percent increase from $37.5 million for the fiscal year 2005.

For the third quarter of fiscal year 2006, total worldwide bookings were $13.3 million from the sale of software license and maintenance contracts representing a 21.6 percent increase from $10.9 million for the same period in fiscal year 2005.

With respect to our fourth quarter of fiscal year 2006, total bookings were $11.5 million from the sale of software license and maintenance contracts representing a 7.5 percent increase from $10.7 million for the same period in fiscal year 2005.

We continue to be debt free and have been in this position since July 2003. The cash balance at the end of March 2006 was $9.8 million as compared to $14.7 million at the end of September 2006. During the second half of FY06 the Company completed the acquisition of Constant Data for approximately $5.6 million in cash and limited contingent payments.

On the operational front, we are in the process of broadening our product offering with the addition of NetVault:Replicator, the replication technology acquired from Constant Data, and NetVault:Report Manager, BakBone’s advanced reporting technology. As we move into fiscal year 2007, our goal is to continue to grow our VAR and OEM business, increase our maintenance retention rates worldwide, and continue to advance our IDP (Integrated Protection Strategy) product portfolio. Our partnerships with Adaptec, Apple, NCR Teradata and Network Appliance remain important components of our business model, and our goal is to grow and expand these strategic relationships.

During the past six months, we have expanded our sales operations in both North America and EMEA (Europe, Middle East and Africa) to include inside sales focused primarily on the growth of our maintenance retention business. To date, we are seeing excellent results, and we will continue to provide support to this group to increase this growing component of our revenue base.

Regarding the BakBone management team, Doug Lindroth has joined the Company as its new chief financial officer. Doug comes to BakBone with strong credentials in managing the global financial and legal responsibilities for Memec, the world’s leading specialty semiconductor distributor. We are extremely pleased to welcome Doug to BakBone’s senior leadership team. Doug’s worldwide financial and operational background is a major win for the organization, and we look forward to his expert assistance as we work through the remaining issues and the completion of the audit process.

I, along with the Board of Directors, want to once again assure our stakeholders that the organization is committed to being a leader in the data protection market. We want to reiterate that the goal of maximizing shareholder value continues to be the primary focus of all of our activities.

Sincerely,

Jim Johnson

President and CEO

*	Bookings represent the total dollar value of contracts signed during the period. The revenue associated with bookings will be recognized in accordance with our revenue recognition policies.

Safe Harbor

This letter to shareholders contains forward-looking statements (including, without limitation, statements regarding the planned completion of BakBone’s historical and interim financial statements and the resumption of quotation of its common stock on the Toronto Stock Exchange and the future growth in BakBone’s business) that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause BakBone’s results to differ materially from historical results, or those expressed or implied by such forward-looking statements. The potential risks and uncertainties may include, but are not limited to: BakBone’s ability to resolve certain outstanding issues in its historical financial statements, complete the review of its interim financial statements, become current in its reporting with the Securities and Exchange Commission and the Canadian Securities Administrators and have its common stock meet the standards for obtaining re-listing on the Toronto Stock Exchange; competition in our target markets; potential capital needs; management of future growth and expansions; risk of third-party claims of infringement; protection of proprietary information; customer acceptance of the Company’s products and fee structures, and the success of BakBone’s brand development efforts. Also, risks associated with strategic alliances; reliance on distribution channels; product concentration; need to develop new and enhanced products; potential product defects; our ability to hire and retain qualified employees and key management personnel; and risks associated with changes in domestic and international market conditions and the entry into and development of international markets for BakBone’s products. Such forward-looking statements should be considered in the context of these and other risk factors disclosed in our most recent report filed with the Securities and Exchange Commission, which may be found at www.sec.gov, as well as those risk factors disclosed in our current report filed with the Canadian Securities Administrators, which is available on SEDAR at www.sedar.com. All future written and oral forward-looking statements made by us or on our behalf are also subject to these factors. BakBone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made, unless required to do so under applicable securities laws.

BakBone, BakBone Software and the BakBone logo are all trademarks or registered trademarks of BakBone Software, Inc., in the United States and/or in other countries. All other brands, products or service names are or may be trademarks, registered trademarks or service marks of, and used to identify, products or services of their respective owners.

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